Exhibit 99.2

Cautionary Statement Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information to investors. This Current Report on Form 8-K includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. Forward-looking statements include all statements that are not historical in nature. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include the risks, uncertainties, trends and other factors discussed in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained elsewhere in this exhibit 99.2 of this Current Report on Form 8-K and under the headings “Item 1A. Risk Factors,” and “Item 1. Business,” in our Annual Report on Form 10-K for the year ended December 31, 2008, including:

•      industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials used in our business, fluctuations in energy and freight costs and competitive developments in our industries;

•      the effects of weather conditions and the outbreak of crop and animal disease on our business;

•      global and regional agricultural, economic, financial and commodities market, political, social and health conditions;

•      the outcome of pending regulatory and legal proceedings;

•      our ability to complete and benefit from acquisitions, dispositions, joint ventures and strategic alliances; and

•      changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements contained in this Current Report on Form 8-K. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this Current Report on Form 8-K not to occur. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this Current Report on Form 8-K.

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following should be read in conjunction with “Cautionary Statement Regarding Forward-Looking Statements” and our combined consolidated financial statements and notes thereto included as part of this Current Report on Form 8-K.

Operating Results

Factors Affecting Operating Results

Our results of operations are affected by key factors in each of our business divisions as discussed below.

Agribusiness

In the agribusiness division, we purchase, store, transport, process and sell agricultural commodities and commodity products. Profitability in this division is affected by the availability and market prices of agricultural commodities and processed commodity products and the availability and costs of energy, transportation and logistics services. Profitability in our agribusiness segment oilseed processing operations is also impacted by capacity utilization rates. Availability of agricultural commodities is affected by many factors, including weather, farmer planting decisions, plant disease, governmental policies and agricultural sector economic conditions. Demand for our agribusiness products is affected by many factors, including changes in global or regional economic conditions, the financial condition of customers, including customer access to credit, worldwide consumption of food products, particularly meat and poultry, changes in population growth rates, changes in per capita incomes, the relative prices of substitute agricultural products, outbreaks of livestock and poultry disease, and, in the past few years, by demand for renewable fuels produced from agricultural commodities and commodity products.

We expect that the factors described above will continue to affect global demand for our agribusiness products. We also expect that, from time to time, imbalances may exist between oilseed processing capacity and demand for oilseed products in certain regions, which impacts our decisions regarding whether, when and where to purchase, store, transport, process or sell these commodities, including whether to change the location of or adjust our own oilseed processing capacity.

Fertilizer

In the fertilizer division, demand for our products is affected by the profitability of the Brazilian agricultural sector, the availability of credit to farmers in Brazil, agricultural commodity prices, international fertilizer prices, the types of crops planted, the number of acres planted, the quality of the land under cultivation and weather-related issues affecting the success of the harvest. In addition, our profitability is impacted by international selling prices for imported fertilizers and fertilizer raw materials, such as phosphate, sulfur, ammonia and urea, and ocean freight rates and other import fees. The Brazilian fertilizer business is also a seasonal business with fertilizer sales normally concentrated in the third and fourth quarters of the year due to the timing of the major Brazilian agricultural cycle. As a result, we generally import and mine raw materials and produce finished goods during the first half of the year in preparation for the main Brazilian cultivation season that occurs during the second half of the year.

Food Products

In the food products division, which consists of our edible oil products and milling products segments, our operating results are affected by changes in the prices of raw materials, such as crude vegetable oils and grains, the mix of products we sell, changes in eating habits, changes in per capita incomes, consumer purchasing power levels, availability of credit to commercial customers, governmental dietary guidelines and policies, changes in general economic conditions and the competitive environment in our markets.

In addition to the above industry-related factors, our results of operations are affected by the following factors:

Foreign Currency Exchange Rates

Due to the global nature of our operations, our operating results can be materially impacted by foreign currency exchange rates. Both translation of our foreign subsidiaries’ financial statements and foreign currency transactions affect our results. Local currency-based subsidiary statements of income and cash flows are translated monthly into U.S. dollars for consolidation purposes based on weighted average exchange rates during the period. Therefore, fluctuations of local currencies versus the U.S. dollar during a reporting period impact our consolidated statements of income and cash flows for that period and also affect comparisons between periods. Our foreign subsidiaries’ assets and liabilities are translated into U.S. dollars from local currency at period-end exchange rates, and we record the resulting foreign exchange translation adjustments in our consolidated balance sheets as a component of accumulated other comprehensive income (loss). Included in other comprehensive income for the year ended December 31, 2008 were foreign exchange net translation losses of $1,346 million, and for the years ended December 31, 2007 and 2006 were foreign exchange net translation gains of $731 million and $267 million, respectively, from the translation of our foreign subsidiaries’ assets and liabilities.

Additionally, we record transaction gains or losses on monetary assets and liabilities of our foreign subsidiaries that are denominated in non-functional currencies. These U.S. dollar-denominated amounts must be remeasured into their respective subsidiary functional currencies at exchange rates as of the balance sheet date, with the resulting gains or losses included in the subsidiary’s statement of income and therefore in our consolidated statements of income as a foreign exchange gain (loss).

From time to time, we also enter into derivative instruments, such as foreign currency forward contracts, swaps and options, to limit exposures to changes in foreign currency exchange rates with respect to our foreign currency denominated assets and liabilities and our local currency operating expenses. These derivative instruments are marked to market, with changes in their fair value recognized as a component of foreign exchange in our consolidated statements of income. We may also hedge other foreign currency exposures as deemed appropriate.

During the first half of 2008, the U.S. dollar continued a trend that began in early 2007 and weakened against most major global currencies. This trend reversed during the third quarter of 2008 and the dollar strengthened through December 31, 2008. In particular, the Brazilian real appreciated 11% against the U.S. dollar through June 30, 2008 and then depreciated 32% relative to the U.S. dollar from July 1, 2008 through December 31, 2008. For the full year 2008, the real depreciated 24% against the U.S. dollar at December 31, 2008 when compared to the rate at December 31, 2007 and the average real-U.S. dollar exchange rate was R$1.835, compared to R$1.948 in 2007, which represents a 6% strengthening in 2008 in the average value of the real versus the U.S. dollar. The real appreciated 21% against the U.S. dollar at December 31, 2007 when compared to the rate at December 31, 2006. In 2007, the average real-U.S. dollar exchange rate was R$1.948, compared to R$2.175 in 2006, which represents a 10% strengthening in 2007 in the average value of the real versus the U.S. dollar.

We use long-term intercompany loans to reduce our exposure to foreign currency fluctuations in Brazil, particularly their effects on our results of operations. These loans do not require cash payment of principal and are treated as analogous to equity for accounting purposes. As a result, the foreign exchange gains or losses on these intercompany loans are recorded in accumulated other comprehensive income (loss) in our consolidated balance sheets. This is in contrast to foreign exchange gains or losses on third-party debt and short-term intercompany debt, which are recorded in foreign exchange gains (losses) in our consolidated statements of income.

Agribusiness Segment—Brazil.  Our agribusiness sales are U.S. dollar- denominated or U.S. dollar-linked. In addition, commodity inventories in our agribusiness segment are stated at market value, which is generally linked to U.S. dollar-based international prices. As a result, these commodity inventories provide a natural offset to our exposure to fluctuations in currency exchange rates in our agribusiness segment. Appreciation of the real against the U.S. dollar generally has a negative effect on our agribusiness segment results in Brazil, as real-denominated industrial costs, which are included in cost of goods sold, and selling, general and administrative (SG&A) expenses are translated to U.S. dollars at stronger real-U.S. dollar exchange rates, which results in higher U.S. dollar costs. In addition, appreciation of the real generates losses based on the changes in the real-denominated value of our commodity inventories, which are reflected in cost of goods sold in our consolidated statements of income. However, appreciation of the real also generates offsetting net foreign exchange gains on the net U.S. dollar monetary liability position of our Brazilian agribusiness subsidiaries, which are reflected in foreign exchange gains

(losses) in our consolidated statements of income. As our Brazilian subsidiaries are primarily funded with, U.S. dollar-denominated debt, the mark-to-market losses on the commodity inventories during periods of real appreciation generally offset the foreign exchange gains on the U.S. dollar-denominated debt. The converse is true for devaluations of the real and the related effect on our consolidated financial statements.

Fertilizer Segment—Brazil.  Our fertilizer segment sales prices are linked to U.S. dollar-priced international fertilizer prices. Mining, industrial and SG&A expenses are real-denominated costs. Inventories in our fertilizer segment are not marked-to-market but are accounted at the lower of average historical cost basis or market. These inventories are generally financed with U.S. dollar-denominated liabilities. Appreciation of the real against the U.S. dollar generally results in higher mining, industrial and SG&A expenses when translated into U.S. dollars and net foreign exchange gains on the net U.S. dollar monetary liability position of our fertilizer segment subsidiaries. Gross profit margins are generally adversely affected if the real appreciates during the year as our local currency sales revenues are based on U.S. dollar international fertilizer prices, whereas our cost of goods sold would reflect the higher real cost of inventories acquired and production costs incurred when the real was weaker. Inventories are generally acquired and in the first half of the year, whereas sales of fertilizer products are generally concentrated in the second half of the year. Therefore, the recording of exchange gains on the net U.S. dollar monetary liability position and the effects of the appreciating real on our gross profit margins generally do not occur in the same reporting period, with the foreign exchange impact on the debt reflected monthly in our results while the impact on gross profit margins is reflected at the time products are sold. The converse is true for devaluations of the real and the related effect on our consolidated financial statements.

Edible Oil and Milling Products Segments—Brazil.  Our food products businesses are generally local currency businesses. The costs of raw materials, principally wheat and vegetable oils, are largely U.S. dollar-linked and changes in the costs of these raw materials have historically been passed through to the customer in the form of higher or lower selling prices. However, delays or difficulties in passing through changes in raw materials costs into local currency selling prices can affect our margins.

Other Operations.  Our operations in Europe are in countries that are members of the European Union and several countries that are not members of the European Union. Our risk management policy is to fully hedge our monetary exposures to minimize the financial effects of fluctuations in the euro and other European currencies. We also operate in Argentina, where we are exposed to the peso, and in Asia, where our primary exposures are to the Chinese yuan/renminbi and the Indian rupee. Our risk management policy is to fully hedge our monetary exposure to the financial effects of fluctuations in the values of these currencies relative to the U.S. dollar.

Income Taxes

As a Bermuda exempted company, we are not subject to income taxes on income in our jurisdiction of incorporation. However, our subsidiaries, which operate in multiple tax jurisdictions, are subject to income taxes at various statutory rates ranging from 0% to 39%. Determination of taxable income requires the interpretation of related and often complex tax laws and regulations in each jurisdiction where we operate and the use of estimates and assumptions regarding future events. As a result of our significant business activities in South America, our effective tax rate is impacted by relative foreign exchange differences between the U.S. dollar and the Brazilian real. A strengthening in the dollar relative to the real currently results in a beneficial effective tax rate impact. Conversely, a weaker dollar to the real currently results in an increased effective tax rate.

On January 1, 2007, we adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). Among other tax guidance, FIN 48 requires applying a “more likely than not” threshold to the recognition and de-recognition of tax benefits. We recorded tax liabilities of $155 million in our consolidated balance sheet at January 1, 2007 related to unrecognized tax benefits, of which $31 million relates to accrued penalties and interest. At December 31, 2008 and 2007, respectively we recorded tax liabilities of $133 million and $186 million in other non-current liabilities and $5 million and $11 million in current liabilities in our consolidated balance sheets, of which $48 million and $35 million relates to accrued penalties and interest. We recognize accrued interest and penalties related to unrecognized tax benefits in income tax expense in the consolidated statements of income. During 2008 and 2007, respectively, we recognized $13 million and $4 million in interest and penalties in our consolidated statements of income.

In 2004, we merged and spun-off several 100%-owned European subsidiaries which generated statutory capital tax losses and the recognition of $60 million of net operating loss carryforwards. We had determined that it was more likely than not that the tax authorities would disallow the recognition of the statutory capital tax losses. Consequently, in 2004, we recorded a valuation allowance of $60 million. In 2006, tax authorities conducted audits of the tax returns of the applicable entities which included the statutory capital tax losses and no additional tax assessment was made by the tax authorities. In addition, the statute of limitations for auditing tax returns relating to the applicable returns that included the statutory capital tax losses expired on January 1, 2007. As a result, we reversed deferred tax valuation allowances of $72 million in 2006, as it was determined to be more likely than not that the net operating losses will be recovered. The increase from the amount recorded in 2004 of $60 million compared to the $72 million reversed in 2006 represents the effects of foreign exchange translation adjustments.

We have in the past obtained tax benefits under U.S. tax laws providing incentives under the provisions of the Extraterritorial Income Act (ETI) legislation. However, the Jobs Creation Act ultimately repealed the ETI benefit in a gradual manner that resulted in the ETI benefit being phased out completely in 2007. The ETI benefit has been replaced with an income tax deduction intended to allocate benefits previously provided to U.S. exporters across all manufacturers when fully phased in. Although most of our U.S. operations qualify as “manufacturing,” we do not expect to receive significant benefits from this new tax legislation primarily due to our current U.S. tax position. Income tax benefit in 2006 includes a charge of $21 million relating to a correction of certain tax benefits recognized from 2001 to 2005 related to incentives under the ETI provision of the U.S. Internal Revenue Code.

Internal Control Over Financial Reporting

In connection with the 2007 year-end closing process, we determined that there were certain errors in our previously issued 2007 unaudited quarterly consolidated financial statements, which resulted in an overstatement of net sales and costs of goods sold for the affected periods. These errors had no effect on Bunge’s previously reported volumes, gross profit, segment earnings before interest and taxes (EBIT), net income or earnings per share to Bunge common shareholders or on Bunge’s balance sheets or statements of cash flows for the affected periods. We determined that the identified causes of these errors represented two material weaknesses in our internal controls over financial reporting. We have remediated these weaknesses as of December 31, 2008. See “Item 9A. Controls and Procedures” for more information.

Results of Operations

2008 Overview

Our 2008 net income attributable to Bunge and total segment EBIT represented a company record, with net income 37% higher and total segment EBIT 13% higher than 2007. The year presented a highly volatile industry environment, particularly in our agribusiness and fertilizer operations. During the first half of the year, agricultural commodity prices reached historically high levels as a result of a variety of factors, including tight supplies resulting from prior year crop production shortfalls in certain regions, and 2008 supply disruptions in Argentina caused by protracted farmer strikes, as well as record high energy prices and a weak U.S. dollar. Demand for our products was strong, driven by global growth trends, particularly, rising standards of living in developing countries. International fertilizer prices also rose to record levels in the first half of the year, leading farmers in South America to accelerate purchases of fertilizer in expectation of continued rising prices. After reaching a peak in mid-July, 2008, agricultural commodity prices fell sharply as demand began declining in response to high prices and prospects of large crops in the Northern Hemisphere increased supply estimates. The global financial crisis that occurred in the second half of 2008 increased price pressures as global credit constraints further inhibited customer demand and also led to a global decline in economic activity. Farmers became reluctant to sell crops in expectation that prices would rise, ocean freight rates declined from record levels to at or below vessel scrap values, fertilizer sales volumes declined due to credit constraints affecting the Brazilian farm sector, as well as a volatile agricultural commodity, currency, and fertilizer price environment, certain counterparties struggled to meet high priced commodity purchase and other contractual commitments and most major global currencies devalued relative to the U.S. dollar.

In this volatile 2008 environment, our agribusiness segment EBIT increased by 11% compared with 2007. The majority of the increase came from strong margins across most of our agribusiness operations in the first half of the year and $177 million of credits resulting from favorable rulings related to certain transactional taxes in Brazil. These increases were partially offset by foreign exchange losses primarily from the impact of the real devaluation on U.S. dollar financing of working capital in Brazil and by $181 million of counterparty risk provisions, including increases in the allowance for doubtful accounts and mark-to-market valuation adjustments on commodity and other derivative contracts. Impairment and restructuring charges as part of our continuing efforts to reduce costs and improve capacity utilization by closing smaller, older and less efficient plants totaled $23 million and $30 million in 2008 and 2007, respectively.

Our fertilizer segment EBIT represented a record and was 18% higher than last year, despite a 15% decline in volumes compared with 2007. Margins were significantly higher in 2008 as a result of high international fertilizer and fertilizer raw material prices throughout the year. Higher margins were partially offset by foreign exchange losses on the U.S. dollar financing of working capital and by the impact of lower volumes, primarily in the fourth quarter, driven by a combination of a tight farmer credit environment and weak demand caused primarily by volatility in fertilizer and commodity prices and foreign exchange rates. Fertilizer segment EBIT for 2007 was negatively impacted by a $50 million provision related to recoverable taxes as changes in tax laws in certain Brazilian states within Brazil made recovery in those states uncertain.

Edible oil products segment EBIT for 2008 was a loss of $11 million compared to earnings of $45 million last year. EBIT declined primarily due to higher selling, general and administrative expenses, foreign exchange losses and lower affiliate results in Europe. In addition, results were negatively impacted by high raw material prices which could not be fully recovered, particularly in Europe due to government price controls in certain countries and aggressive product pricing by competitors. Edible oil products segment EBIT included impairment and restructuring charges of $3 million and $35 million in 2008 and 2007, respectively.

Milling segment EBIT for 2008 more than doubled compared with 2007 primarily due to higher wheat milling margins as a result of wheat volumes purchased prior to the wheat price rally. Wheat milling margin improvements were partially offset by weaker corn milling margins. EBIT for the milling segment was impacted by impairment and restructuring charges of $13 million in 2007 due to the closing of a wheat milling facility.

Segment Results

In 2008, Bunge re-evaluated the profitability measure of its segments’ operating performance and determined that segment operating performance based on segment earnings before interest and taxes (EBIT) is a more meaningful profitability measure than segment operating profit, since the segment earnings before interest and taxes reflects equity in earnings of affiliates and noncontrolling interest and excludes income taxes. As a result, amounts for 2007 and 2006 contained in this Current Report on Form 8-K have been restated.

A summary of certain items in our consolidated statements of income and volumes by reportable segment for the periods indicated is set forth below.

	Year Ended December 31,
	2008	2007	Percent Change	2006	Percent Change
	(US$ in millions, except percentages)
Volumes (in thousands of metric tons):
Agribusiness	117,661	114,365	3%	99,801	15%
Fertilizer	11,134	13,077	(15)%	11,578	13%
Edible oil products	5,736	5,530	4%	4,777	16%
Milling products	3,932	3,983	(1)%	3,895	2%
Total	138,463	136,955	1%	120,051	14%

Net sales:
Agribusiness	$36,688	$26,990	36%	$18,909	43%
Fertilizer	5,860	3,918	50%	2,602	51%
Edible oil products	8,216	5,597	47%	3,798	47%
Milling products	1,810	1,337	35%	965	39%
Total	$52,574	$37,842	39%	$26,274	44%

Costs of goods sold:
Agribusiness	$(34,659)	$(25,583)	35%	$(18,091)	41%
Fertilizer	(4,411)	(3,279)	35%	(2,276)	44%
Edible oil products	(7,860)	(5,263)	49%	(3,509)	50%
Milling products	(1,608)	(1,202)	34%	(827)	45%
Total	$(48,538)	$(35,327)	37%	$(24,703)	43%

Gross profit:
Agribusiness	$2,029	$1,407	44%	$818	72%
Fertilizer	1,449	639	127%	326	96%
Edible oil products	356	334	7%	289	16%
Milling products	202	135	50%	138	(2)%
Total	$4,036	$2,515	60%	$1,571	60%

Selling, general and administrative expenses:
Agribusiness	$(858)	$(661)	30%	$(516)	28%
Fertilizer	(284)	(284)	—%	(190)	49%
Edible oil products	(368)	(316)	16%	(207)	53%
Milling products	(103)	(98)	5%	(65)	51%
Total	$(1,613)	$(1,359)	19%	$(978)	39%

Foreign exchange gain (loss):
Agribusiness	$(198)	$115		$47
Fertilizer	(530)	104		4
Edible oil products	(22)	3		8
Milling products	1	(5)		—
Total	$(749)	$217		$59

Equity in earnings of affiliates:
Agribusiness	$6	$3	100%	$(7)	(143)%
Fertilizer	7	(1)	(800)%	2	(150)%
Edible oil products	17	27	(37)%	27	—%
Milling products	4	4	—%	1	300%
Total	$34	$33	3%	$23	43%

Noncontrolling interest:
Agribusiness	$(24)	$(35)	(31)%	$(7)	400%
Fertilizer	(323)	(181)	78%	(76)	138%
Edible oil products	(8)	3	(367)%	(5)	(160)%
Milling products	—	—	—%	—	—%
Total	$(355)	$(213)	67%	$(88)	142%

Other income (expense):
Agribusiness	$(6)	$27	(122)%	$—	100%
Fertilizer	2	(6)	133%	(1)	500%
Edible oil products	14	(6)	333%	32	(119)%
Milling products	—	—	—%	—	—%
Total	$10	$15	(33)%	$31	(52)%

Segment earnings before interest and tax (1):
Agribusiness	$949	$856	11%	$335	156%
Fertilizer	321	271	18%	65	317%
Edible oil products	(11)	45	(124)%	144	(69)%
Milling products	104	36	189%	74	(51)%
Total	$1,363	$1,208	13%	$618	95%

Depreciation, depletion and amortization:
Agribusiness	$(186)	$(157)	18%	$(126)	25%
Fertilizer	(161)	(151)	7%	(130)	16%
Edible oil products	(74)	(61)	21%	(53)	15%
Milling products	(18)	(16)	13%	(15)	7%
Total	$(439)	$(385)	14%	$(324)	19%

Net income attributable to Bunge	$1,064	$778	37%	$521	49%

(1)           Total segment earnings before interest and tax (EBIT) is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities. Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income attributable to Bunge, the most directly comparable GAAP financial measure. Bunge’s management believes total segment EBIT is a useful measure of its segments’ operating profitability, since the measure reflects equity in earnings of affiliates and noncontrolling interest and excludes income tax. Income tax is excluded as Bunge’s management believes income tax is not material to the operating performance of its segments. In addition, interest income and expense have become less meaningful to the segments’ operating activities. Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income attributable to Bunge or any other measure of consolidated operating results under U.S. GAAP.

A reconciliation of total segment EBIT to net income attributable to Bunge follows:

	Year Ended December 31,
(US$ in millions)	2008	2007	2006
Total segment earnings before interest and tax	$1,363	$1,208	$618
Interest income	214	166	119
Interest expense	(361)	(353)	(280)
Income tax	(245)	(310)	36
Noncontrolling interest share of interest and tax	93	67	28
Net income attributable to Bunge	$1,064	$778	$521

2008 Compared to 2007

Agribusiness Segment.  Agribusiness segment net sales increased 36% due primarily to historically high market prices during much of 2008 for agricultural commodities and commodity products in our portfolio. Volumes increased by 3% from 2007 primarily as a result of higher exported volumes from the United States and expansion of our sugar business, partially offset by lower oilseed processing and distribution volumes as a result of softer demand for animal feed and vegetable oils in the second half of the year.

Cost of goods sold increased 35% primarily due to historically high agricultural commodity prices during much of the year, higher energy and transportation costs, and $181 million of mark-to-market valuation adjustments related to counterparty risk on commodity and other derivative contracts. Partially offsetting these increases were $117 million of transactional tax credits in Brazil and the positive impact of the Brazilian real year-over-year depreciation on the mark-to-market valuation of readily marketable inventories held by our Brazilian subsidiary. Cost of goods sold in 2008 included $23 million in restructuring and impairment charges compared to $30 million in 2007.

Gross profit increased 44% as a result of stronger margins across most of our agribusiness portfolio, particularly in the first half of 2008, the 3% increase in volumes, and the transactional tax credits of $117 million as a result of a favorable tax ruling in Brazil. These increases were partially offset by $136 million of mark-to-market valuation adjustments related to counterparty risk on commodity and other derivative contracts.

SG&A increased 30% primarily due to expanded activities in new product lines such as sugar, higher provisions for bad debts, particularly in the last quarter of the year with heightened credit and counterparty risk as a result of the global economic downturn, higher performance-based compensation costs, and the impact of foreign exchange translation of local currency expenses into U.S. dollars. SG&A expenses were reduced by $60 million of transactional tax credits in Brazil resulting from a favorable ruling during 2008 related to certain transactional taxes in Brazil.

Foreign exchange losses reflected mainly the impact of the Brazilian real depreciation on the net U.S. dollar monetary liability position in Brazil compared to gains in 2007 resulting from appreciation of the Brazilian real. Foreign exchange gains and losses in our agribusiness segment were substantially offset by the currency impact on inventory mark-to-market valuations, which were included in cost of goods sold.

Equity in earnings of affiliates increased in 2008 due to improved results in our biodiesel joint venture in Europe and in our Argentine port terminal and soybean processing joint ventures.

Noncontrolling interest decreased 31% due to lower results in non-wholly owned subsidiaries, largely in China, partially offset by improved earnings in our oilseed processing operation in Poland.

Other income (expense) for 2008 decreased from 2007 due primarily to a 2007 gain of $22 million from the sale of shares held in CME Group, an entity created by the 2007 merger of the Chicago Mercantile Exchange and the Chicago Board of Trade. Other income (expense) for 2008 included a provision of $19 million for an adverse ruling related to a Brazilian social security claim.

Agribusiness segment EBIT increased 11% primarily as a result of the factors discussed above.

Fertilizer Segment.  Fertilizer segment net sales increased 50%, despite a 15% reduction in volumes, as a result of historically high international fertilizer prices, with increases averaging approximately 75% compared to 2007. Volume declines primarily related to lower demand and our decision to restrict credit extension to farmers as a result of weak economic conditions in the fourth quarter of 2008, which resulted primarily from tight credit availability for Brazilian farmers as a result of the global financial crisis.

Cost of goods sold increased 35% compared with 2007, despite the reduction in volumes, due to higher international prices for imported fertilizer raw materials. Costs were also affected by higher maintenance and storage costs, higher depreciation expense and foreign exchange translation of local currency costs into U.S. dollars. Cost of goods sold for 2007 included a $50 million provision related to recoverable taxes as changes in tax laws in certain Brazilian states made recovery in those states uncertain.

Gross profit increased 127% due to strong margins as a result of higher international prices, which more than offset lower volumes.

SG&A expenses in 2008 were flat compared with 2007 with benefits from lower bad debt expenses and the elimination of certain Brazilian transactional taxes in December 2007 offset by increased tax and legal provisions and the impact of translation of local currency expenses into U.S. dollars.

Foreign exchange losses were $530 million in 2008 compared to gains of $104 million in 2007. These losses were caused primarily by the impact of the weaker Brazilian real on U.S. dollar denominated financings of working capital. The Brazilian real appreciated during 2007. The exchange results are offset in the gross margin when the inventories are sold.

Equity in earnings of affiliates was $7 million in 2008 compared to $1 million in losses in 2007 due to higher results from Fosbrasil, our Brazilian joint venture which produces purified phosphoric acid.

Noncontrolling interest increased by 78% due to higher earnings at Fosfertil.

Segment EBIT increased 18% as a result of the factors described above.

Edible Oil Products Segment.  Edible oil products segment net sales increased 47% primarily due to higher average selling prices, following the historically high agricultural commodity prices experienced during 2008. Volumes increased 4% largely driven by increased sales of bulk and packaged oil in Canada, bulk oil in Argentina and expansion of our edible oil business in Europe and China.

Cost of goods sold increased 49% as a result of higher raw material prices, higher volumes and foreign exchange translation of local currency costs into U.S. dollars. Cost of goods sold also included impairment charges relating to certain refining and packaging facilities totaling $2 million in Europe in 2008 and $24 million in 2007 in Europe and the United States.

Gross profit increased 7% as a result of higher average selling prices and volumes. These factors were partially offset by higher raw material costs which could not be fully recovered, particularly in Europe due to government price controls in certain countries and aggressive product pricing by competitors.

SG&A increased 16% primarily due to the impact of foreign exchange translation of local currency expenses into U.S. dollars. Higher employee related costs and costs to support business growth in Asia and Europe also increased SG&A expenses. SG&A for 2008 included a $2 million credit resulting from a favorable ruling related to certain transactional taxes in Brazil. In 2007, SG&A included $11 million of impairment charges related to the write-down of certain brands and related intangible assets in India.

Foreign exchange losses totaled $22 million in 2008 compared to gains of $3 million in 2007 primarily due to the impact of the weaker Brazilian real and several European currencies on the U.S. dollar-denominated financing of working capital.

Equity in earnings of affiliates decreased 37% due to lower results at Saipol, Bunge’s European edible oil joint venture.

Noncontrolling interest increased due to higher results in non-wholly owned subsidiaries, mainly in Poland.

Other income (expense) included a $14 million gain on a land sale in North America in 2008.

Segment EBIT decreased from $45 million in 2007 to a loss of $11 million in 2008 due to the factors described above.

Milling Products Segment.  Milling products segment net sales increased 35% primarily due to higher average selling prices as a result of historically high wheat and corn raw material prices. Volumes decreased by 1% compared to 2007.

Cost of goods sold increased 34% due to higher raw material costs and the impact of foreign exchange translation of local currency costs into U.S. dollars. Cost of goods sold for 2008 included an $11 million credit resulting from a favorable ruling related to certain transactional taxes in Brazil. Cost of goods sold for 2007 included $13 million of impairment charges relating to the closure of an older, higher-cost wheat mill.

Gross profit increased 50% primarily as a result of higher net sales and as a result of significant wheat volumes purchased prior to the wheat price rally. The increase also included the $11 million transactional tax credit in Brazil in 2008 compared to $13 million of impairment charges in 2007.

SG&A expenses increased 5% primarily due to the impact of foreign exchange translation of the Brazilian real into U.S. dollars, and higher employee-related costs.

Segment EBIT increased to $104 million in 2008 from $36 million in 2007 as a result of the factors described above.

Interest.  A summary of consolidated interest income and expense for the periods indicated follows:

	Year Ended December 31,
(US$ in millions, except percentages)	2008	2007	Change
Interest income	$214	$166	29%
Interest expense	(361)	(353)	2%

Interest income increased 29% primarily due to higher average interest bearing cash balances. Interest expense increased 2% due to higher average borrowings resulting from increased working capital requirements as a result of higher commodity prices, partially offset by lower average interest rates in 2008 compared with 2007.

Income Tax Expense.  Income tax expense decreased $65 million to $245 million in 2008 from $310 million in 2007 despite an increase in income from operations before income tax of $336 million. The effective tax rate for 2008 was 16% compared to 26% for 2007 largely as a result of higher earnings in lower tax jurisdictions. The lower 2008 effective tax rate reflects the benefits of the real depreciation against the U.S. dollar and tax credits primarily in Europe and Brazil, offset by valuation allowances, primarily in Europe.

On January 1, 2007, we adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). During 2007, we recorded an income tax expense relating to unrecognized tax benefits of $17 million. The increase related primarily to the appreciation of the Brazilian real compared to the U.S. dollar on amounts recorded for the possible realization of certain Brazilian deferred tax assets. During 2008, we recorded a reduction of income tax expense relating to unrecognized tax benefits of $27 million, which related primarily to the depreciation of the Brazilian real compared to the U.S. dollar on amounts recorded for the possible realization of these Brazilian deferred tax assets. We requested a ruling on the realization of these deferred tax assets from the applicable tax authorities in 2007. If the ruling is favorable, our liability related to this unrecognized tax benefit will be reversed.

Net Income attributable to Bunge.  Net income attributable to Bunge increased 37% from $778 million in 2007 to a company record of $1,064 million in 2008. Net income attributable to Bunge for 2008 included $131 million related to favorable rulings related to certain transactional taxes in Brazil and $20 million of net gains on asset acquisitions/dispositions (compared to net gains of $15 million in 2007). Net income attributable to Bunge for 2008 was reduced by net impairment and restructuring charges of $18 million compared with $59 million in 2007. Net income attributable to Bunge for 2007 also was reduced by an after tax provision of $22 million resulting from a change in tax regulations in several Brazilian states.

2007 Compared to 2006

Agribusiness Segment.  Agribusiness segment net sales increased 43% primarily due to higher market prices for most agricultural commodities and commodity products in our portfolio. Volumes increased by 15%, primarily in grain origination, as higher commodity prices led to improved farm economics, particularly in Brazil, and stimulated increased plantings and farmer selling activities. Grain and oilseed distribution volumes were also higher with weather-related crop reductions, particularly in oilseed, corn and wheat production in Europe and wheat production in Australia, creating dislocations in the normal global flows of oilseeds and grains. These dislocations enabled us to utilize our global asset network and our logistics assets and capabilities to supply European customers from our grain and oilseed facilities in North and South America.

Cost of goods sold increased 41% primarily due to historically high market prices for most agricultural commodity raw materials as well as higher ocean freight costs and the impact of a weaker U.S. dollar, particularly against the Brazilian real, on local currency costs when translated into U.S. dollars. The average Brazilian real-U.S. dollar exchange rate strengthened by 10% in the year ended December 31, 2007 compared to 2006. In addition, 2007 included impairment and restructuring charges of $30 million compared to charges of $20 million in 2006.

Gross profit increased 72% due to the 15% increase in volumes and improved origination and processing margins.

SG&A expenses increased by 28% primarily due to increased support and administration costs for new product lines, such as sugar, information system implementations in Brazil and certain European countries, increased performance- based compensation costs and the impact of a weaker U.S. dollar on foreign local currency costs when translated into U.S. dollars.

Foreign exchange gains on net U.S. dollar monetary liability positions in Brazil of $115 million in 2007 resulted from the 21% appreciation of the Brazilian real during the year and significantly higher working capital amounts resulting from higher commodity prices and increased volumes. In 2006, despite some volatility of the Brazilian real, the year-over-year appreciation was 9% and the average working capital was lower than 2007. Foreign exchange gains and losses are substantially offset by inventory mark-to-market adjustments, which were included in cost of goods sold.

Equity in earnings of affiliates was $3 million compared with a loss of $7 million in 2006 primarily due to higher results in Solae as a result of margin improvement in China and Europe. Solae’s 2006 earnings were low as a result of impairment and restructuring charges relating to the closure of a plant in China and employee severance costs and impairment charges relating to certain patent, technology and trademark investments and intangible assets no longer used in the business. Partially offsetting the increase from Solae were lower earnings from our European biodiesel joint ventures.

Noncontrolling interest expenses increased $28 million to $35 million in 2007 primarily due to higher earnings in our non-wholly owned subsidiaries in Poland, China and also due to increases in a private investment fund controlled by Bunge, which began in 2007.

Other income relates primarily to a gain of $22 million on the sale of shares held in CME Group, an entity created by the 2007 merger of the Chicago Mercantile Exchange and the Chicago Board of Trade.

Segment EBIT increased by 156% to $856 million, primarily due to higher margins, increased volumes and foreign exchange gains, partially offset by higher SG&A expenses.

Fertilizer Segment.  Fertilizer segment net sales increased 51% primarily due to higher average selling prices resulting from high international fertilizer prices, particularly during the last half of the year, and a 13% increase in volumes. The volume increase was due primarily to higher crop prices, which improved Brazilian farm economics and encouraged farmers to increase plantings and fertilizer applications to improve crop yields.

Cost of goods sold increased 44% primarily due to higher prices of imported fertilizer raw materials used in our production processes. Costs were also higher due to the impact of the stronger Brazilian real on local currency costs when translated into U.S. dollars compared to 2006 and a $50 million provision related to recoverable taxes as changes in tax laws in certain Brazilian states made recovery in those states uncertain.

Gross profit increased by 96% primarily due to higher average selling prices that were only partially offset by higher raw material costs, which had been carried earlier in the year at lower prices.

SG&A expenses increased 49% primarily due to increased bad debt provisions, increased performance-based compensation expenses and the impact of the stronger Brazilian real on local costs when translated to U.S. dollars.

Foreign exchange gains for 2007 of $104 million were significantly higher than 2006, primarily due to exchange gains from our programs to hedge the negative impact on results of a stronger Brazilian real on cost of goods sold and SG&A expenses. The effect of 21% Brazilian real appreciation on U.S. dollar denominated financing of working capital also generated exchange gains.

Noncontrolling interest increased to $181 million in 2007 from $76 million in 2006 primarily due to record earnings in Fosfertil.

Segment EBIT increased 317% to $271 million in 2007 from $65 million in 2006 primarily driven by improved margins and higher volumes.

Edible Oil Products Segment.  Edible oil products segment net sales increased 47% due to significantly higher average selling prices and a 16% increase in volumes. Volumes increased in most regions, with the largest increases in Brazil, Eastern Europe and Asia. The increase in average selling prices followed the trend in agricultural commodity prices.

Cost of goods sold increased 50% due to higher raw material costs and increased volumes. Costs were also negatively impacted by the effects of a weaker U.S. dollar on local currency costs when translated into U.S. dollars. Cost of goods sold in 2007 also included $24 million of impairment charges relating to write-downs of certain facilities in Europe and the United States. Included in cost of goods sold in 2006 were $2 million of impairment charges relating to the write-down of certain refining and packaging facilities in our Brazilian edible oil operations.

Gross profit increased 16% primarily due to improved profitability and higher volumes in Brazilian packaged oils and in Europe. Our new growth initiatives in Asia also contributed to our results in 2007. In addition, gross profit was negatively impacted by impairment charges.

SG&A expenses increased 53% primarily due to increases in Europe and Asia supporting planned growth in our edible oil operations in those regions and to $11 million of impairment charges related to the write-down of certain brands and related intangible assets in India. Expenses were also impacted by the effects of a weaker U.S. dollar on local currency costs when translated into U.S. dollars.

Equity in earnings of affiliates in 2007 was $27 million, essentially unchanged from 2006 as higher results from our French oilseed processing joint venture related to their sale of a subsidiary was offset by lower results in other joint ventures.

Noncontrolling interest was positive in 2007 by $3 million compared with a reduction to net income of $5 million in 2006 due to losses recorded this year by our non-wholly owned subsidiary in Poland.

Other income (expenses) was ($6) million in 2007 and included a loss on an asset sale. Other income of $31 million in 2006 related to a gain on a sale of land in Europe.

Segment EBIT decreased 69% compared to 2006 primarily due to higher SG&A expenses and $35 million in impairment charges, which more than offset higher gross profit in 2007.

Milling Products Segment.  Milling products segment net sales increased 39% primarily due to higher average selling prices for wheat and corn milling products, combined with a modest 2% increase in volumes. Higher average selling prices in wheat and corn milling products were primarily caused by weather- related reductions in global wheat and increased consumption of corn from the U.S. ethanol industry, as product prices generally move in relation to the cost of raw materials.

Cost of goods sold increased 45% primarily due to higher raw material costs and $13 million of impairment charges in 2007 relating to the closure of an older, higher-cost mill. Costs were also negatively impacted by the effects of a stronger Brazilian real on local currency costs when translated into U.S. dollars. Raw material cost increases were higher following the trend in wheat and corn prices.

Gross profit decreased 2% primarily due to the impairment charges in 2007.

SG&A increased 51% as a result of higher labor-related costs, increases in advertising expenses and the effects of a weaker U.S. dollar on local currency costs.

Equity in earnings of affiliates increased to $4 million from $1 million in 2006 due to improved results from our Mexican joint venture.

Segment EBIT decreased 51% as a result of impairment charges and higher SG&A.

Interest.  A summary of consolidated interest income and expense for the periods indicated follows:

	Year Ended December 31,
(US$ in millions, except percentages)	2007	2006	Change
Interest income	$166	$119	39%
Interest expense	(353)	(280)	26%

Interest income increased 39% primarily due to higher average balances of interest bearing accounts receivable. Interest expense increased 26% due to higher average borrowings resulting from increased working capital caused primarily by commodity price increases.

Income Tax Expense.  Income tax expense of $310 in 2007 primarily related to higher taxable earnings in jurisdictions with higher tax rates combined with a net increase in the liability for unrecognized tax benefits of $17 million discussed below. The tax benefit for 2006 of $36 million included a $67 million reversal of deferred tax valuation allowances and a charge of $21 million relating to a reversal of certain tax benefits on U.S. foreign sales recorded from 2001 to 2005 and a charge of $14 million relating to certain income tax contingencies in Europe. Excluding these items, the income tax benefit was $4 million.

On January 1, 2007, we adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). Among other tax guidance, FIN 48 requires applying a “more likely than not” threshold to the recognition and de-recognition of tax positions. During 2007, we recorded an income tax expense relating to unrecognized tax benefits of $17 million. The increase related primarily to the appreciation of the Brazilian real compared to the U.S. dollar on amounts recorded for the possible realization of certain Brazilian deferred tax assets. We requested a ruling on the realization of these deferred tax assets from the applicable tax authorities. If the ruling is favorable, our liability related to this unrecognized tax benefit will be reversed.

Net Income attributable to Bunge.  Net income attributable to Bunge increased $257 million to $778 million in 2007 from $521 million in 2006. Net income attributable to Bunge for 2007 includes charges for impairment and restructuring, net of tax, of $59 million, increased value- added tax provisions in our fertilizer business, net of tax and noncontrolling interest, of $22 million and $15 million in after-tax gains from the sale of shares of stock held in CME Group.

Liquidity and Capital Resources

Liquidity

Our primary financial objective is to maintain sufficient liquidity, balance sheet strength and financial flexibility to fund the operating and capital requirements of our business. We generally finance our ongoing operations with cash flows generated from operations, issuance of commercial paper, borrowings under various revolving credit facilities and, to a lesser extent, term loans, as well as proceeds from the issuance of senior notes. Long-lived assets are generally financed with a combination of equity and long-term debt.

Our current ratio, which is a widely used measure of liquidity and is defined as current assets divided by current liabilities, was 1.63 and 1.64 at December 31, 2008 and 2007, respectively.

Cash and Cash Equivalents.  Cash and cash equivalents were $1,004 million at December 31, 2008 and $981 million at December 31, 2007. Of these amounts, $574 million and $449 million, respectively, was held at Fosfertil, our non-wholly owned, publicly-traded subsidiary in Brazil, which is included in our consolidated financial statements. Cash and cash equivalents at Fosfertil are generally not made available to other Bunge companies until a cash dividend distribution is made by Fosfertil.

Readily Marketable Inventories.  Readily marketable inventories are agricultural commodity inventories, such as soybeans, soybean meal, soybean oil, corn and wheat, that are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms. Readily marketable inventories of $2,619 million at December 31, 2008 and $3,358 million at December 31, 2007 were included in our agribusiness segment inventories for each period. In addition, inventories at fair market value of $122 million and $183 million were included in our edible oil products segment inventories at December 31, 2008 and 2007 respectively. The decrease in readily marketable inventories at December 31, 2008 compared to December 31, 2007 was primarily due to the general decline in commodity prices that occurred during the second half of 2008. We recorded interest expense on debt financing readily marketable inventories of $112 million, $136 million and $85 million in the years ended December 31, 2008, 2007 and 2006.

Financing Arrangements and Outstanding Indebtedness.  We conduct most of our financing activities through a centralized financing structure, designed to act as our central treasury, which enables us and our subsidiaries to borrow more efficiently. This structure includes a master trust facility, the primary assets of which consist of intercompany loans made to Bunge Limited and its subsidiaries. Certain of Bunge Limited’s 100%-owned subsidiaries fund the master trust with long- and short-term debt obtained from third parties, including through our commercial paper program and certain credit facilities, as well as the issuance of senior notes. Borrowings by these subsidiaries carry full, unconditional guarantees by Bunge Limited.

Revolving Credit Facilities.  At December 31, 2008, we had an aggregate of approximately $3,532 million of available, committed borrowing capacity under our commercial paper program and revolving credit facilities. The following table summarizes these facilities and outstanding amounts as of the periods presented:

		Total Availability	Borrowings Outstanding
Commercial Paper Program and Revolving Credit Facilities	Maturities	December 31, 2008	December 31, 2008	December 31, 2007
		(US$ in millions)
Commercial Paper	2012	$600	—	$153
Short-Term Revolving Credit Facilities	2009	850	—	—
Long-Term Revolving Credit Facilities (1)(2)(3)	2009-2011	2,082	—	1,125
Total		$3,532	—	$1,278

(1)                                  Borrowings under the revolving credit facilities whose maturities are greater than one year from the date of the consolidated balance sheets are classified as long-term debt, consistent with the long-term maturity of the underlying facilities. However, individual borrowings under the revolving credit facilities are generally short-term in nature, bear interest at variable rates and can be repaid or renewed as each such individual borrowing matures.

(2)                                  During 2008, one participant bank with a commitment of $18 million in a $650 million syndicated revolving credit facility maturing in 2011 was placed into state receivership, and accordingly, total availability under such facility has been reduced by the bank’s commitment amount.

(3)                                  Included in this amount is our $850 million, five-year revolving credit facility maturing in June 2009 discussed further below.

Our $600 million commercial paper program is supported by committed back-up bank credit lines of $600 million (we refer to such back-up bank credit lines as the liquidity facility) provided by lending institutions that are rated at least A-1 by Standard & Poors and P-1 by Moody’s Investor Services. The liquidity facility, which matures in June 2012, permits Bunge, at its option, to set up direct borrowings or issue commercial paper in an aggregate amount of up to $600 million. The cost of borrowing under the liquidity facility would typically be higher than the cost of borrowing under our commercial paper program. At December 31, 2008, no borrowings were outstanding under the liquidity facility or the commercial paper program.

In March 2008, we entered into a $650 million, three-year, syndicated revolving credit agreement with a number of lending institutions that matures in April 2011. The interest rate for borrowings under this facility is LIBOR plus 0.65% to 1.50%, determined based on the credit ratings of our long-term unsecured debt at the time of the borrowing. As of December 31, 2008, the interest rate for borrowings under this facility would have been LIBOR plus 0.80%; however, there were no borrowings outstanding under this facility at December 31, 2008.

In November 2008, we entered into an $850 million, 364-day, syndicated revolving credit agreement with a number of lending institutions. This facility replaced the then existing $1 billion revolving credit facility dated as of November 19, 2007 which matured in accordance with its terms on November 18, 2008. Subject to obtaining commitments from existing or new lenders and satisfying other conditions in the revolving credit agreement, we may increase the aggregate commitments under this credit agreement to $1 billion. Borrowings under the revolving credit agreement, which matures in November 2009, will bear interest, at our option, at LIBOR plus the applicable margin (defined below) or at the alternate base rate then in effect plus the applicable margin minus 1.00%. The applicable margin for purposes of this revolving credit agreement will be based on the greater of (i) a yearly floor rate that varies between 1.25% and 3.00%, based generally on the credit ratings of our senior long-term unsecured debt and (ii) a yearly rate calculated as a percentage of the Markit CDX.NA.IG Series 11 five-year credit default swap index (or any successor index thereof) that varies between 60% and 150% based generally on the credit ratings of our senior long-term unsecured debt. Amounts under this revolving credit agreement that remain undrawn are subject to a commitment fee payable quarterly on the average undrawn portion of the credit agreement at rates ranging from 0.20% to 0.50%, which will also vary based on the credit ratings of our senior long-term unsecured debt. There were no borrowings outstanding under this facility at December 31, 2008.

In addition to the committed credit facilities discussed above, from time to time we also enter into uncommitted short-term credit lines with lending institutions. These credit lines are entered into as necessary based on our liquidity requirements. At December 31, 2008 and December 31, 2007, $50 million and $0, respectively, were outstanding under such short-term credit lines. These short-term credit lines are included in short-term debt in our consolidated balance sheets.

Our $850 million, five-year revolving credit facility and our $850 million, 364-day, revolving credit facility, each referred to above, are scheduled to mature in June and November 2009, respectively. We intend to renew these facilities on or prior to their respective maturity dates. Due to current tight conditions in the credit markets, we expect to face increased borrowing spreads as well as higher bank fees in connection with these renewals.

Short-and Long-Term Debt.  Our short- and long-term debt decreased by $964 million at December 31, 2008 from December 31, 2007, primarily due to strong cash flow generation during the period resulting from a combination of improved profitability and lower working capital levels. The decrease in working capital was primarily caused by lower prices for agricultural commodities and actions taken to effectively manage working capital.

The following table summarizes our short- and long-term indebtedness at December 31, 2008 and 2007:

	December 31,
(US$ in millions)	2008	2007
Short-term debt(1):
Short-term debt	$473	$590
Current portion of long-term debt	78	522
Total short-term debt	551	1,112
Long-term debt(2):
Long-term debt, variable interest rates indexed to LIBOR(3) plus 0.60% to 0.80%, payable through 2010	—	1,125
Term loans due 2011—LIBOR(3) plus 1.25% to 1.75%	475	—
Term loan due 2011—fixed interest rate of 4.33%	250	—
Japanese Yen term loan due 2011—Yen LIBOR(4) plus 1.40%	110	—
4.375% Senior Notes, due 2008	—	500
6.78% Senior Notes, Series B, due 2009	53	53
7.44% Senior Notes, Series C, due 2012	351	351
7.80% Senior Notes due 2012	200	200
5.875% Senior Notes due 2013	300	300
5.35% Senior Notes due 2014	500	500
5.10% Senior Notes due 2015	382	400
5.90% Senior Notes due 2017	250	250
BNDES(5) loans, variable interest rate indexed to IGPM(6) plus 6.50% and TJLP(7) plus 3.20% to 4.50% payable through 2016	87	116
Others	152	162
Subtotal	3,110	3,957
Less: Current portion of long-term debt	(78)	(522)
Total long-term debt	3,032	3,435
Total debt	$3,583	$4,547

(1)                                  Includes secured debt of $4 million and $100 million at December 31, 2008 and 2007, respectively.

(2)                                  Includes secured debt of $29 million and $36 million at December 31, 2008 and 2007, respectively.

(3)                                  One-, three- and six-month LIBOR at December 31, 2008 were 0.44%, 1.43% and 1.75%, respectively, and at December 31, 2007 were 4.60%, 4.70% and 4.60%, respectively.

(4)                                  Three-month Yen LIBOR at December 31, 2008 was 0.83%.

(5)                                  BNDES loans are Brazilian government industrial development loans.

(6)                                  IGPM is a Brazilian inflation index published by Fundação Getulio Vargas. The annualized rate for 2008 and 2007 was 9.81% and 7.75%, respectively.

(7)                                  TJLP is a long-term interest rate reset by the Brazilian government on a quarterly basis. The annualized rate for 2008 and 2007 was 6.25% and 6.37%, respectively.

In February 2008, we entered into a $250 million syndicated term loan with a group of lending institutions. The term loan bears interest at a fixed rate of 4.33% per year and matures in 2011. We used the proceeds from this term loan to repay outstanding indebtedness.

During August 2008, we entered into several bilateral term loan agreements with individual banks aggregating $475 million. These term loans, each of which is set to mature three years from its respective date of funding, are fully funded as of December 31, 2008 and carry interest rates based on LIBOR plus a spread ranging from 1.25-1.75%. We used the proceeds from these term loans to repay outstanding indebtedness.

In December 2008, we repaid the previously issued $500 million aggregate principal amount of 4.375% Senior Notes due 2008. Also, in December 2008, we repurchased and cancelled $18 million of the $400 million aggregate principal amount of 5.10% Senior Notes due 2015.

Credit Ratings.  On July 29, 2008, Moody’s Investors Service revised the outlook on the Baa2 credit rating of our unsecured guaranteed senior notes to stable from negative. On June 23, 2008, S&P confirmed the BBB- (stable outlook) credit rating on our unsecured guaranteed senior notes. In addition, Fitch Ratings currently maintains the credit rating of our unsecured guaranteed senior notes at BBB with a stable outlook. Our debt agreements do not have any credit rating downgrade triggers that would accelerate the maturity of our debt. However, credit rating downgrades would increase our borrowing costs under our credit facilities and, depending on their severity, could affect our ability to renew existing or to obtain new credit facilities or access the capital markets in the future on favorable terms. We may also be required to post collateral or provide third party credit support under certain agreements as a result of such downgrades. A significant increase in our borrowing costs could impair our ability to compete effectively in our business relative to competitors with higher credit ratings.

Our credit facilities and certain senior notes require us to comply with specified financial covenants related to minimum net worth, minimum current ratio, a maximum debt to capitalization ratio and indebtedness at the subsidiary level. We were in compliance with these covenants as of December 31, 2008.

Interest Rate Swap Agreements.  In 2008, we entered into interest rate swap agreements with an aggregate notional principal amount of $250 million maturing in 2011 for the purpose of managing our interest rate exposure associated with our $250 million three-year fixed rate term loan due 2011. Under the terms of the interest rate swap agreements, we make payments based on the average daily effective Federal Funds rate and receive payments based on a fixed interest rate. We have accounted for these interest rate swap agreements as fair value hedges in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133).

In addition, in 2008, we entered into floating to floating currency and interest rate swap agreements with an aggregate notional principal amount of ¥10 billion maturing in 2011 for the purpose of managing our currency and interest rate exposure associated with our ¥10 billion Japanese Yen term loan due 2011. Under the terms of the currency and interest rate swap agreements, we make U.S. dollar payments based on three-month U.S. dollar LIBOR and receive payments based on three-month Yen LIBOR. We have accounted for these interest rate swap agreements as fair value hedges in accordance with SFAS No. 133.

Also during 2008, we entered into several interest rate basis swap agreements with an aggregate notional principal amount of $375 million. These basis swap agreements swap the future LIBOR settings on $375 million of the $475 million, three-year, term loans due 2011 into the average daily effective Federal Funds rate prevailing during the respective period plus a spread. Under the terms of the basis swap agreements, we make payments based on the average daily effective Federal Funds rate and receive payments based on LIBOR. The basis swap agreements are intended to mitigate the interest rate risk faced by Bunge from deviations in future LIBOR rate settings from the expected path of the Federal Funds policy rates set by the Federal Reserve. These basis swap agreements do not meet the requirements prescribed by SFAS No.133 for hedge accounting. We have, therefore, not designated these basis swap agreements as hedge instruments, and consequently, changes in fair value of the basis swap agreements are recorded in earnings.

In January 2008, we terminated certain of our then outstanding interest rate hedges with an aggregate notional principal amount of $1,150 million maturing in 2014, 2015 and 2017 and received approximately $49 million in cash, which included a $48 million gain on the net settlement of the swap agreements. The $48 million gain will be amortized to earnings over the remaining term of the debt.

Shareholders’ Equity.  The Company’s shareholders’ equity was $8,128 million at December 31, 2008, as set forth in the following table:

	December 31,
(US$ in millions)	2008	2007
Shareholders’ equity:
Mandatory convertible preference shares	$863	$863
Convertible perpetual preference shares	690	690
Common shares	1	1
Additional paid-in capital	2,849	2,760
Retained earnings	3,844	2,962
Accumulated other comprehensive income	(811)	669
Total Bunge shareholders’ equity	7,436	7,945
Noncontrolling interest	692	752
Total equity	$8,128	$8,697

Total Bunge shareholders’ equity decreased to $7,436 million at December 31, 2008 from $7,945 million at December 31, 2007 primarily as a result of $1,480 million of other comprehensive loss, which includes foreign exchange translation losses of $1,346 million, $178 million primarily relating to dividends to common shareholders of $87 million and accrued convertible preference share dividends of $91 million, of which $81 million was paid to our convertible preference shareholders in 2008. Partially offsetting the decrease was primarily net income attributable to Bunge of $1,064 million, $2 million from the issuance of our common shares relating to the exercise of employee stock options, net of shares valued at approximately $5 million withheld related to net settlement of vested restricted stock units for payment of employee taxes, $66 million related to stock based compensation expense, $13 million related to an exchange of subsidiary stock from the merger of our subsidiaries in Poland and $13 million related to the sale of a 20% interest in two of our sugar projects in Brazil.

Noncontrolling interest decreased to $692 million at December 31, 2008 from $752 million at December 31, 2007 primarily as a result of $160 million of other comprehensive loss, which includes foreign exchange translation losses of $181 million, $154 million relating to dividends to noncontrolling interest on subsidiary common stock and $34 million related to an exchange of subsidiary stock from the merger of our subsidiaries in Poland.  Partially offsetting the decrease was primarily net income attributable to noncontrolling interest of $262 million and approximately $25 million of capital contributions from noncontrolling interests in our Brazilian subsidiaries, which are primarily involved in our sugar business.

As of December 31, 2008, we had 862,455 5.125% cumulative mandatory convertible preference shares outstanding with an aggregate liquidation preference of $863 million. Each mandatory convertible preference share has an initial liquidation preference of $1,000, which will be adjusted for any accumulated and unpaid dividends. The dividend on each mandatory convertible preference share is set at $51.25 per annum and will be payable quarterly. As a result of adjustments to the initial conversion rates because cash dividends paid on Bunge Limited’s common shares exceeded certain specified thresholds, each mandatory convertible preference share will automatically convert on December 1, 2010, into between 8.2208 and 9.7005 Bunge Limited common shares. Each mandatory convertible preference share is also convertible at any time before December 1, 2010, at the holder’s option, into 8.2208 Bunge Limited common shares, subject to certain additional anti-dilution adjustments. The mandatory convertible preference shares are not redeemable by us at any time.

As of December 31, 2008, we had 6,900,000 4.875% cumulative convertible perpetual preference shares outstanding with an aggregate liquidation preference of $690 million. As a result of adjustments made to the initial conversion price because cash dividends paid on Bunge Limited’s common shares exceeded certain specified thresholds, each convertible perpetual preference share has an initial liquidation preference of $100, which will be adjusted for any accumulated and unpaid dividends. Convertible perpetual preference shares carry an annual dividend of $4.875 per share payable quarterly. Each convertible perpetual preference share is convertible, at the holder’s option, at any time into 1.0854 Bunge Limited common shares, based on the conversion price of $92.14 per share, subject to certain additional anti-dilution adjustments. At any time on or after December 1, 2011, if the closing price of our common shares equals or exceeds 130% of the conversion price for 20 trading days during any consecutive 30 trading days (including the last trading day of such period), we may elect to cause the convertible perpetual preference shares to be automatically converted into Bunge Limited common shares at the then prevailing conversion price. The convertible preference shares are not redeemable by us at any time.

Cash Flows

Our cash flow from operations varies depending on, among other items, the market prices and timing of the purchase and sale of, agribusiness commodity inventories. Generally, during periods when commodity prices are rising, our agribusiness operations require increased use of cash to support working capital to acquire inventories and daily settlement requirements on exchange traded futures that we use to minimize price risk related to our inventories.

In addition, in the first half of the year we experience more use of cash to build fertilizer inventories in anticipation of sales to farmers who typically purchase the bulk of their fertilizer needs in the second half of the year. The cash flow needs of our food products division will vary based on the market prices and timing of the purchase of the raw materials used in those businesses.

2008 Compared to 2007.  In 2008, our net cash and cash equivalents increased $23 million, reflecting the net impact of cash flows from operating, investing and financing activities, compared to a $616 million increase in our net cash and cash equivalents in 2007.

Our operating activities provided cash of $2,543 million in 2008, compared to cash used of $411 million in 2007. Our cash flow from operations varies depending on the timing of the acquisition of, and the market prices for, agribusiness commodity inventories and the existence of a positive carrying structure in the market for agricultural commodities, which encourages commodity merchandisers to hold inventories. Generally, during periods when commodity prices are high, our operations require increased levels of working capital and our customers will, in many cases, reduce the volume of agricultural commodity forward sales contracts with us in anticipation that prices will decline. As a result, we are dependent on exchange-traded futures to minimize the effects of changes in the prices of agricultural commodities on our agribusiness inventories and forward commodity purchase contracts. The majority of our exchange-traded futures are settled in cash on a daily basis. As a result of the rising prices of agricultural commodities during the first half of 2008, we experienced significant cash payment obligations related to these daily settlements. In addition, our food products raw material costs also increased during the first half of 2008 as a result of the higher commodity prices. In the second half of 2008, agricultural prices fell sharply, resulting in an inflow of cash during this period from daily settlements of exchange-traded futures positions.

Our operating subsidiaries are primarily funded with U.S. dollar-denominated debt. The functional currency of our operating subsidiaries is generally the local currency and the financial statements are calculated in the functional currency and translated into U.S. dollars. These U.S. dollar-denominated loans are remeasured into their respective functional currencies at exchange rates at the applicable balance sheet date. The resulting gain or loss is included in our consolidated statements of income as a foreign exchange gain or loss. For the years ended December 31, 2008 and 2007, we had a $472 million loss and a $285 million gain, respectively, on debt denominated in U.S. dollars at our subsidiaries, which was included as an adjustment to reconcile net income to cash provided by (used for) operating activities in the line item “Foreign exchange gain on debt” in our consolidated statements of cash flows. This adjustment is required because the cash flow impacts of these gains or losses are recognized as financing activities when the subsidiary repays the underlying U.S. dollar-denominated debt and therefore have no impact on cash flows from operations.

Cash used for investing activities was $1,106 million in 2008, compared to cash used of $794 million in 2007. Payments made for capital expenditures in 2008 included primarily investments in property, plant and equipment as described under “— Capital Expenditures.”

Acquisitions of businesses and intangible assets in 2008 included $25 million cash paid, net of cash received for our acquisition of a European margarine producer based in Germany. We also acquired a 60% interest in a sugarcane mill in Brazil for a total of $54 million, including $28 million in cash, a wheat mill in Brazil for $17 million in cash, and a corn mill and grain elevator in the U.S. for $28 million in cash. Other smaller acquisitions were made with an aggregate purchase price of approximately $39 million in cash. We recorded goodwill of $72 million as a result of these acquisitions.

Additionally in 2008, we entered into an agreement to acquire the international sugar trading and marketing division of Tate & Lyle. The acquisition will be accomplished in two stages. In the first stage, completed in July 2008, the operations and employees of Tate & Lyle’s international sugar trading business were transferred to us. The purchase consideration attributable to this stage of the transaction was immaterial. The working capital in the business will remain with, and be collected and paid by, Tate & Lyle through March 31, 2009, at which point it will be assumed by us upon final completion of the transaction. The completion of the transaction is subject to certain customary conditions.

Investments in affiliates in 2008 included a $61 million investment for a 50% ownership interest in our Bunge Maroc Phosphore S.A. joint venture. Bunge Maroc Phosphore S.A. is accounted for under the equity method of accounting. In 2007, investments in affiliates included $32 million of increased investments in our biofuels joint ventures in North and South America.

Proceeds from the disposal of property, plant and equipment of $39 million in 2008 included $25 million received primarily from the sale of a grain elevator and a sale of land in North America. Proceeds received in 2007 were $55 million, which primarily included the sale of land, a packaging plant and silos.

Cash used for financing activities was $1,146 million in 2008, compared to cash provided of $1,762 million in 2007. In 2008 we had a $858 million net repayment of debt and in 2007, we had net borrowings of $922 million, which primarily financed our working capital requirements. Dividends paid to our common shareholders in 2008 and 2007 were $87 million and $80 million, respectively. Dividends paid to holders of our convertible preference shares in 2008 and 2007 were $81 million and $34 million, respectively. Dividends of $154 million were paid to certain noncontrolling interest shareholders.

2007 Compared to 2006.  In 2007, our cash and cash equivalents balance increased $616 million, reflecting the net impact of cash flows from operating, investing and financing activities, compared to an $11 million increase in our cash and cash equivalents balance in 2006.

Our operating activities used cash of $411 million in 2007, compared to cash used of $289 million in 2006.

The decrease in cash flow from operating activities was primarily due to higher levels of working capital, which were in turn primarily attributable to an increase in readily marketable commodity inventories and trade accounts receivable, partially offset by increased accounts payable, resulting from higher commodity prices and increased purchases in North and South America and Europe.

For the years ended December 31, 2007 and 2006, the foreign exchange gain on debt was $285 million and $175 million, respectively, and these were included as an adjustment to reconcile net income to cash used in operating activities in the line item “Foreign exchange gain on debt” in our consolidated statements of cash flows.

Cash used for investing activities was $794 million in 2007, compared to cash used of $611 million in 2006. Payments made for capital expenditures included investments in property, plant and equipment totaling $658 million and consisted primarily of additions under our capital expenditure plan. Capital expenditures in 2007 related to replacement of existing equipment in order to maintain current production capacity, efficiency improvements to reduce costs, equipment upgrades and business expansion.

Acquisitions of businesses and intangible assets for 2007 included $101 million cash paid for the acquisition of a sugarcane mill and ethanol production facility in Brazil, $23 million for a product brand in Brazil and $28 million for two packaged oil brands and a refining and crushing plant in Europe. In 2006, acquisitions of business and other intangible assets include the acquisition of an agribusiness company in China for $26 million and $43 million for a port terminal in Brazil.

Investments in affiliates for 2007 included $32 million of additional investments in biofuels joint ventures in North and South America. For 2006, investments in affiliates included primarily $16 million to acquire a 25% ownership interest in a company that manufactures edible oil products in Russia, an additional investment of $35 million in our existing Brazilian port terminal joint ventures and $28 million of investments in various renewable energy joint ventures in the United States.

Proceeds from the disposal of property, plant and equipment in 2007 and 2006 of $55 million and $49 million, respectively, primarily included amounts received from the sale of land. Investing activities in 2007 included proceeds from the sale of investments of $22 million from the sale of shares held in the CME Group, a combined entity created by the 2007 merger of the Chicago Mercantile Exchange and the Chicago Board of Trade. Investing activities in 2006 included capital returns of $18 million primarily from our Solae joint venture and the collection of an $11 million note receivable from our DII biodiesel joint venture.

Cash provided by financing activities was $1,762 million in 2007, compared to cash provided of $891 million in 2006. In 2007 and 2006, we increased our borrowings by $922 million and $299 million, respectively, primarily to finance our working capital requirements. We also received net proceeds of $845 million and $667 million from the issuance of convertible preference shares in 2007 and 2006, respectively. Dividends paid to our common shareholders in 2007 were $80 million and $74 million in 2006. Dividends paid to holders of our convertible preference shares were $34 million in 2007.

Brazilian Farmer Credit

Background.  We advance funds to farmer suppliers, primarily in Brazil, through secured advances to suppliers and prepaid commodity contracts. We also sell fertilizer to farmer customers, primarily in Brazil, on credit as described below and provide financial guarantees in support of customer obligations to third parties. The ability of our customers and suppliers to repay these amounts is affected by local farm sector economic conditions. Brazilian farm economics in 2006 and 2005 were significantly adversely affected by volatility in soybean prices, a steadily appreciating Brazilian real and, in certain regions, poor crop quality and yields. Certain Brazilian farmers responded to these conditions by delaying payments owed to farm input suppliers and lenders, including us. Although higher crop prices contributed to an improvement in Brazilian farm sector economics beginning in 2007, some Brazilian farmers continue to face economic headwinds from high unpaid debt balances and a strong Brazilian real during most of 2008. In addition, crop input prices, including fertilizers, increased significantly during 2007 and continued to increase in the first half of 2008, further pressuring farming economics. Accordingly, in certain instances, as described further below, we have renegotiated certain past due accounts receivable to extend the customer payment terms over longer periods and have initiated legal proceedings against certain customers to collect amounts owed which are in default. In addition, we have tightened our credit policies to reduce extensions of credit to higher risk accounts, and have increased collateral requirements for certain customers.

Because Brazilian farmer credit exposures are denominated in local currency, reported values are impacted by movements in the value of the Brazilian real against the U.S. dollar. In 2008, the real devalued by 24%, decreasing the reported translated U.S. dollar balances.

Fertilizer Segment Accounts Receivable.  In our fertilizer segment, customer accounts receivable typically have repayment terms ranging from 30 to 180 days. As the farmer’s cash flow is seasonal and is typically generated after the crop is harvested, the actual due dates of the accounts receivable are individually determined based upon when a farmer purchases our fertilizer products and the anticipated date for the harvest and sale of the farmer’s crop. The payment terms for these accounts receivable are sometimes renegotiated if there is a crop failure or the cash flows generated from the harvest are not adequate for the farmer to repay balances due to us.

We periodically evaluate the collectibility of our trade accounts receivable and record allowances if we determine that collection is doubtful. We base our determination of the allowance on analyses of credit quality of individual accounts, considering also the economic and financial condition of the farming industry and other market conditions. We continue to monitor the economic environment and events taking place in Brazil and will adjust this allowance from time to time depending upon the circumstances.

In addition to our fertilizer trade accounts receivable, we issue guarantees to third parties in Brazil relating to amounts owed these third parties by certain of our customers. These guarantees are discussed under the heading “— Off-Balance Sheet Arrangements — Guarantees.”

The table below sets forth our fertilizer segment trade accounts receivable balances and the related allowances for doubtful accounts as of the dates indicated:

	December 31,
(US$ in millions, except percentages)	2008	2007
Trade accounts receivable (current)	$354	$526
Allowance for doubtful accounts (current)	19	22
Trade accounts receivable (non-current) (1) (2)	232	331
Allowance for doubtful accounts (non-current) (1)	127	189
Total trade accounts receivable (current and non-current)	586	857
Total allowance for doubtful accounts (current and non-current)	146	211
Total allowance for doubtful accounts as a percentage of total trade accounts receivable	25%	25%

(1)                                  Recorded in other non-current assets in the consolidated balance sheets.

(2)                                  Includes certain amounts related to defaults on customer financing guarantees.

Secured Advances to Farmers and Suppliers and Prepaid Commodity Contracts.  We purchase soybeans through prepaid commodity purchase contracts (advance cash payments to suppliers against contractual obligations to deliver specified quantities of soybeans in the future) and secured advances to suppliers (loans to suppliers against contractual commitments to deliver soybeans in the future), primarily in Brazil. These financing arrangements are typically secured by the farmer’s future crop and mortgages on the farmer’s land, buildings and equipment, and are generally settled after the farmer’s crop is harvested and sold. We also extend secured advances to our suppliers on a long-term basis as producers use these advances to expand planted acreage and to purchase other supplies needed for the production of agricultural commodities. Newly expanded production acreage will generally take two to three years to reach normal yields. The repayment terms of our non-current secured advances to suppliers generally range from two to three years. This program is intended to assure the future supply of agricultural commodities. These transactions are strictly financial in nature. We do not bear any of the costs or risks associated with the related growing crops.

Interest earned on secured advances to suppliers of $48 million, $57 million and $78 million for 2008, 2007 and 2006, respectively, is included in net sales in the consolidated statements of income.

The table below shows details of prepaid commodity contracts and secured advances to suppliers outstanding at our Brazilian agribusiness segment operations as of the dates indicated:

	December 31,
(US$ in millions)	2008	2007
Prepaid commodity contracts	$104	$405
Secured advances to suppliers (current) (1)	426	379
Total (current)	530	784
Soybeans received (2)	(41)	(22)
Net	489	762
Secured advances to suppliers (non-current) (1) (3)	253	379
Total (current and non-current)	$742	$1,141
Allowance for uncollectible advances	$(37)	$(52)

(1)                                  Included in the secured advances to suppliers (current) are advances equal to an aggregate of $46 million and $41 million at December 31, 2008 and 2007, respectively, which have been renegotiated from their original terms, mainly due to crop failures in prior years. These amounts represent the portion of the renegotiated balances from prior years that are expected to be collected within the next 12 months based on the renegotiated payment terms. Included in the secured advances to suppliers (non-current) are $33 million and $48 million at December 31, 2008 and 2007, respectively, of renegotiated balances with collection expected to be greater than 12 months based on the renegotiated payment terms.

(2)                                  Soybeans delivered by suppliers that are yet to be priced are reflected at prevailing market prices at December 31, 2008.

(3)                                  Included in non-current secured advances to suppliers are advances for which we have initiated legal action to collect the outstanding balance, equal to an aggregate of $182 million and $245 million at December 31, 2008 and 2007, respectively. Collections being pursued through legal action largely reflect loans made for the 2006 and 2005 crops.

Capital Expenditures

Our cash payments made for capital expenditures were $896 million in 2008, $658 million in 2007, and $503 million in 2006. In 2008, major capital projects included expansion of our oilseed processing capabilities in the U.S. and construction of new oilseed processing plants in Brazil and Russia, expansion of our Brazilian phosphate rock production capacity, construction and expansion of sugarcane and ethanol production facilities. In 2007, major capital projects included the expansion of oilseed processing capabilities and construction of a new refinery in Canada, continued construction of port facilities in Brazil, expansion of Brazilian phosphate rock production capacity and a new wheat mill, and expansion of our sugar production facility in Brazil.

In 2006, major capital projects included the construction of a new refinery in Canada, construction of two new oilseed processing plants in Spain, construction of port terminal facilities in Brazil and Argentina, expansion of Brazilian sulfuric and phosphoric acid production capacity, acquisition of silos in Eastern Europe and construction of new refining and oilseed processing capabilities in Eastern Europe. In addition, we incurred capital expenditures relating to several renewable energy projects in North America and Europe.

We intend to invest approximately $950 million to $1,050 million in 2009, net of cash received on asset dispositions. Of this amount, we expect that approximately 30% will be used for sustaining current production capacity, safety and environmental programs. The other investments will be used to expand our sugar business, build new plants and improve oilseed processing logistics and plant operating efficiencies in Europe, expand and upgrade our mining, fertilizer production capacity and port facilities in the United States and Brazil, expand or acquire grain origination facilities in Europe and modernize certain of our edible oil refineries in Canada and Europe. We intend to fund our capital expenditures with cash flows from operations and available borrowings.

Off-Balance Sheet Arrangements

Guarantees

We have issued or were party to the following guarantees at December 31, 2008:

(US$ in millions)	Maximum Potential Future Payments
Unconsolidated affiliates financing (1)	$12
Customer financing (2)	120
Total	$132

(1)                                  Prior to January 1, 2003, we issued a guarantee to a financial institution related to debt of its joint ventures in Argentina, its unconsolidated affiliates. The term of the guarantee is equal to the term of the related financing, which matures in 2009. There are no recourse provisions or collateral that would enable us to recover any amounts paid under this guarantee from our unconsolidated affiliates.

(2)                                  We have issued guarantees to third parties in Brazil related to amounts owed these third parties by certain of our customers. The terms of the guarantees are equal to the terms of the related financing arrangements, which are generally one year or less, with the exception of certain Brazilian government programs, primarily from 2006, where remaining terms are up to five years. In the event that the customers default on their payments to the third parties and we would be required to perform under the guarantees, we have sought to obtain collateral from the customers. At December 31, 2008, approximately $84 million of tangible property had been pledged to us as collateral against certain of these financing arrangements. We evaluate the likelihood of the customer repayments of the amounts due under these guarantees based upon an expected loss analysis and record the fair value of such guarantees as an obligation in our consolidated financial statements. The fair value of these guarantees, which is recorded in accrued liabilities at December 31, 2008, is not significant.

In addition, we have provided full and unconditional parent-level guarantees of the indebtedness outstanding under certain senior credit facilities and senior notes entered into, or issued by, its 100%-owned subsidiaries. At December 31, 2008, debt with a carrying amount of $2,951 million related to these guarantees is included in our consolidated balance sheets. This debt includes the senior notes issued by two of our 100%-owned finance subsidiaries, Bunge Limited Finance Corp. and Bunge N.A. Finance L.P. There are no significant restrictions on the ability of Bunge Limited Finance Corp., Bunge N.A. Finance L.P. or any other Bunge subsidiary to transfer funds to us.

One of our subsidiaries has provided a guarantee of indebtedness to one of its subsidiaries. The total debt outstanding as of December 31, 2008 was $74 million, which was recorded as long-term debt in our consolidated balance sheet.

In addition, we have provided a $27 million irrevocable letter of credit as security for a bridge loan made to one of our U.S. biofuels joint ventures by a financial institution. We will be issued additional ownership interests in the joint venture if the letter of credit is drawn upon. As of December 31, 2008, no liability was recorded in the consolidated balance sheets in respect of this letter of credit.

Accounts Receivable Securitization Facilities

Certain of our European subsidiaries have an established accounts receivable securitization facility (Euro securitization facility). Through the Euro securitization facility, our European subsidiaries may offer to sell and the investor has the option to buy, without recourse, on a monthly basis certain eligible trade accounts receivable up to a maximum amount of Euro 200 million. Eligible accounts receivable are based on accounts receivable in certain designated European countries. We account for our transfers/sales of accounts receivable under SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and SFAS No. 156, Accounting for Servicing of Financial Assets—an amendment of SFAS No. 140. Our European subsidiaries retain collection and administrative responsibilities for the accounts receivable sold. At the time an account receivable is sold and title transferred, it is removed from the consolidated balance sheet and the proceeds are reflected in cash provided by operating activities. The effective yield rates on the accounts receivable sold are based on monthly EUR LIBOR plus 0.295% per annum, which includes the cost of the program and certain other administrative fees. In the year ended December 31, 2008, 2007 and 2006, we recognized approximately $13 million, $13 million and $5 million, respectively, of expenses in the consolidated statements of income related to the securitization program in Europe.

The initial term of the Euro securitization facility expires in 2010, but may be terminated earlier upon the occurrence of certain limited circumstances. Our European subsidiaries retain beneficial interests in certain accounts receivable that do not qualify as sales under SFAS No. 140 and SFAS No. 156. The beneficial interests are subordinate to the investors’ interests and are valued at historical cost, which approximates fair value. The beneficial interests are recorded in other current assets in the consolidated balance sheets.

As of December 31, 2008 and 2007, we sold approximately $325 million and $338 million, respectively, of accounts receivable to the Euro securitization facility, of which we have retained a $91 million and $113 million, respectively, beneficial interest in certain accounts receivable that did not qualify as a sale. In addition, we recorded an allowance for doubtful accounts of $11 million and $7 million against the beneficial interest at December 31, 2008 and 2007, respectively, in other current assets in the consolidated balance sheets.

We also have two revolving accounts receivable securitization facilities, through our wholly owned North American operating subsidiaries. Through agreements with certain financial institutions, we may sell, on a revolving basis, undivided percentage ownership interests (undivided interests) in designated pools of accounts receivable without recourse up to a maximum amount of approximately $362 million. Collections reduce accounts receivable included in the pools, and are used to purchase new receivables, which become part of the pools. The $300 million facility expires in 2009 and the $62 million facility expires in 2012. Both programs have an option to renew.

The discount rates approximate the 30-day commercial paper rate plus annual commitment fees ranging from 42.5 to 80 basis points in 2008.

During 2008 and 2007, the outstanding undivided interests averaged $146 million and $174 million, respectively. We retain collection and administrative responsibilities for the accounts receivable in the pools. We recognized $7 million, $10 million and $9 million in related expenses for the years ended December 31, 2008, 2007 and 2006, respectively, which are included in selling, general and administrative expenses in Bunge’s consolidated statements of income.

In addition, we retain interests in the pools of accounts receivable not sold. Due to the short-term nature of the accounts receivable, our retained interests in the pools are valued at historical cost, which approximates fair value. The full amount of the allowance for doubtful accounts has been retained in our consolidated balance sheets since collections of all pooled accounts receivable are first utilized to reduce the outstanding undivided interests. Accounts receivable at December 31, 2008 and 2007 were net of $125 million and $226 million, respectively, representing the outstanding undivided interests in pooled accounts receivable.

Tabular Disclosure of Contractual Obligations

The following table summarizes our scheduled contractual obligations and their expected maturities at December 31, 2008, and the effect such obligations are expected to have on our liquidity and cash flows in the future periods indicated.

	At December 31, 2008
Contractual Obligations(1)	Total	Less than 1 Year	1-3 Years	3-5 Years	After 5 Years
	(US$ in millions)
Other short-term borrowings (1)	$473	$473	$—	$—	$—
Variable interest rate obligations	41	41	—	—	—
Long-term debt (1)	3,110	78	901	890	1,241
Fixed interest rate obligations	678	138	261	186	93
Non-cancelable lease obligations	707	132	219	122	234
Freight supply agreements (2)	2,232	438	385	207	1,202
Inventory purchase commitments	540	539	1	—	—
Uncertain income tax positions (3)	138	5	—	133	—
Total contractual obligations	$7,919	$1,844	$1,767	$1,538	$2,770

(1)                                  We also have variable interest rate obligations on certain of our outstanding borrowings.

(2)                                  In the ordinary course of business, we enter into purchase commitments for time on ocean freight vessels and freight service on railroad lines for the purpose of transporting agricultural commodities. In addition, we sell time on these ocean freight vessels when excess freight capacity is available. These agreements range from two months to three years in the case of ocean freight vessels and 7 to 19 years in the case of railroad services. Actual amounts paid under these contracts may differ due to the variable components of these agreements and the amount of income earned by us on the sale of excess capacity. The railroad freight services agreements require a minimum monthly payment regardless of the actual level of freight services used by us. The costs of our freight supply agreements are typically passed through to our customers as a component of the prices we charge for our products. However, changes in the market value of freight compared to the rates at which we have contracted for freight may affect margins on the sales of agricultural commodities.

(3)                                  Represents estimated payments of liabilities associated with uncertain income tax positions. See Note 12 of the notes to the consolidated financial statements.

Also in the ordinary course of business, we enter into relet agreements related to ocean freight vessels. Such relet agreements are similar to sub-leases. Payments to be received by us under such relet agreements are approximately $187 million in 2009 and $132 million in 2010.

At December 31, 2008, we had $87 million of contractual commitments related to construction in progress.

Employee Benefit Plans

We expect to contribute $59 million to our defined benefit pension plans and $8 million to our post-retirement healthcare benefit plans in 2009.

Critical Accounting Policies and Estimates

We believe that the application of the following accounting policies, which are important to our financial position and results of operations, requires significant judgments and estimates on the part of management. For a summary of all of our accounting policies, including the accounting policies discussed below, see Note 1 to our consolidated financial statements included in Exhibit 99.3 of this Current Report on Form 8-K.

Allowances for Uncollectible Accounts

We evaluate the collectibility of our trade accounts receivable and secured advances to suppliers and record allowances for uncollectible accounts if we have determined that collection is doubtful. We base our determination of the allowance for uncollectible accounts on historical experience, market conditions, current trends and any specific customer collection issues that we have identified. Different assumptions, changes in economic circumstances or the deterioration of the financial condition of our customers could result in additional provisions to the allowance for uncollectible accounts and an increase in bad debt expense. At December 31, 2008, our allowances for uncollectible current and non-current trade accounts receivable and secured advances to suppliers were $291 million and $37 million, respectively. At December 31, 2007, our allowances for uncollectible current and non-current trade accounts receivable and secured advances to suppliers were $285 million and $52 million, respectively. We continue to monitor the economic environment and events taking place in the applicable countries and will adjust these reserves in the future depending upon significant changes in circumstances.

Recoverable Taxes

We evaluate the collectibility of our recoverable taxes and record valuation allowances if we determine that collection is doubtful. Recoverable taxes primarily represent value-added taxes paid on the acquisition of raw materials and other services which can be recovered in cash or as compensation of outstanding balances against income taxes or certain other taxes we may owe. Management’s assumption about the collectibility of recoverable taxes requires significant judgment because it involves an assessment of the ability and willingness of the applicable federal or local government to refund the taxes. The balance of these allowances fluctuates depending on the sales activity of existing inventories, purchases of new inventories, seasonality, changes in applicable tax rates, cash payment by the applicable government agencies and compensation of outstanding balances against income or certain other taxes owed to the applicable governments. At December 31, 2008 and 2007, the allowance for recoverable taxes was $104 million and $135 million, respectively. We continue to monitor the economic environment and events taking place in the applicable countries and will adjust these reserves in the future depending upon significant changes in circumstances.

Inventories and Derivatives

To the extent we consider it prudent for minimizing risk, we use derivative instruments for the purpose of managing the exposures associated with agricultural commodity prices, energy and ocean freight costs, foreign currency exchange rates and interest rates. We are exposed to loss in the event of non-performance by the counterparties to these contracts. The risk of non-performance is routinely monitored and adjustments recorded, if necessary, to account for potential non-performance. Different assumptions, changes in economic circumstances or the deterioration of the financial condition of the counterparties to these derivative instruments could result in additional fair value adjustments and increased expense reflected in cost of goods sold, foreign exchange or interest expense. At December 31, 2008, we recorded allowances of $181 million for current mark-to-market values of open positions and over-the-counter transactions related to non-performance by specific customers, of which $136 million was recorded in cost of goods sold and $45 million is recorded as bad debt expense in selling, general and administrative expenses. We did not have significant allowances relating to non-performance by counterparties at December 31, 2007.

Our readily marketable commodity inventories, forward purchase and sale contracts, and exchange-traded futures and options are valued at fair value. These inventories are freely-traded, have quoted market prices and may be sold without significant additional processing. We estimate fair values based on exchange-quoted prices, adjusted for differences in local markets. Changes in the fair values of these inventories and contracts are recognized in our consolidated statements of income as a component of cost of goods sold. If we used different methods or factors to estimate fair values, amounts reported as inventories and unrealized gains and losses on derivative contracts in the consolidated balance sheets and cost of goods sold could differ. Additionally, if market conditions change subsequent to year-end, amounts reported in future periods as inventories, unrealized gains and losses on derivative contracts and cost of goods sold could differ.

Property, Plant and Equipment and Other Intangible Assets

Long-lived assets include property, plant and equipment and intangible assets. When facts and circumstances indicate that the carrying values of property, plant and equipment assets may be impaired, an evaluation of recoverability is performed by comparing the carrying value of the assets to the projected future cash flows to be generated by such assets. If it appears that the carrying value of our assets is not recoverable, we recognize an impairment loss as a charge against results of operations. Our judgments related to the expected useful lives of property, plant and equipment assets and our ability to realize undiscounted cash flows in excess of the carrying amount of such assets are affected by factors such as the ongoing maintenance of the assets, changes in economic conditions and changes in operating performance. As we assess the ongoing expected cash flows and carrying amounts of our property, plant and equipment assets, changes in these factors could cause us to realize material impairment charges.

In 2008, we recorded pretax impairment charges of $16 million and $2 million in our agribusiness and edible oil products segments, respectively, relating to write-downs of a smaller, older and less efficient oilseed processing, refining and packaging facility in Europe and a smaller, older and less efficient oilseed processing facility in the United States. Declining results of operations at these facilities, which resulted from adverse operating conditions led management to permanently close these facilities.

In 2007, we recorded pretax impairment charges of $22 million, $35 million, and $13 million in our agribusiness, edible oil products and milling products segments, respectively, relating to write-downs of smaller, older and less efficient facilities. These included four oilseed processing, refining and packaging facilities in Europe, an oilseed processing facility and an edible oil products packaging facility in the United States, one wheat milling facility in Brazil and one corn milling facility in Canada. The declining results of operations of these facilities, as well as our additions of new, larger and better located facilities in recent years, led management to reach a decision to permanently close all or substantial portions of these facilities. In addition to the facility impairments, 2007 pretax impairment charges included $11 million impairments related to certain brands and other intangible assets in India as a result of declining returns on those assets.

In 2006, we recorded pretax impairment charges of $18 million and $2 million in our agribusiness and edible oil products segments, respectively, relating to write-downs of three smaller, older and less efficient oilseed processing, refining and packaging facilities, in Brazil. Declining results of operations at these facilities, which resulted from adverse operating conditions in the Brazilian agribusiness industry, competition from Argentina and the strength of the Brazilian currency, led management to permanently close these three facilities.

Investments in Affiliates

We continually review our equity investments to determine whether a decline in fair value below the cost basis is other-than-temporary. We consider various factors in determining whether to recognize an impairment charge, including the length of time that the fair value of the investment is less than our carrying value, the financial condition, operating performance and near term prospects of the investment, which include general market conditions specific to the investment or the industry in which it operates, and our intent and ability to hold the investment for a period of time sufficient to allow for the recovery in fair value. We did not have any significant impairment charges relating to our equity investments in 2008, 2007 and 2006.

Goodwill

Goodwill represents the excess of the costs of businesses acquired over the fair value of net tangible and identifiable intangible assets. Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS No. 142), requires that goodwill be tested for impairment annually. In assessing the recovery of goodwill, projections regarding estimated discounted future cash flows, market place data and other factors are used to determine the fair value of the reporting units and the respective assets. Our reporting units, which are our operating segments, in which we have recorded goodwill, are agribusiness, edible oil products and milling products. These projections are based on historical data, anticipated market conditions and management plans. If these estimates or related projections change in the future, we may be required to record impairment charges. In the fourth quarter of 2008, we performed our annual impairment test and as a result, there was no impairment of goodwill recognized. In the fourth quarter of 2007, we performed our annual impairment test and recognized a $13 million impairment of goodwill related to our packaged oil brands in Europe and Asia in the edible oils product segment. The impairments were a result of a decline in the market conditions in Asia and our continued business realignment in Europe.

Contingencies

We are a party to a large number of claims and lawsuits, primarily tax and labor claims in Brazil, arising in the normal course of business, and have accrued our estimate of the probable costs to resolve these claims. This estimate has been developed in consultation with in-house and outside counsel and is based on an analysis of potential results, assuming a combination of litigation and settlement strategies. Future results of operations for any particular quarterly or annual period could be materially affected by changes in our assumptions or the effectiveness of our strategies relating to these proceedings. For more information on tax and labor claims in Brazil, please see “Item 3. Legal Proceedings.”

Employee Benefit Plans

We sponsor various U.S. and foreign pension and post-retirement benefit plans. In connection with the plans, we make various assumptions in the determination of projected benefit obligations and expense recognition related to pension and post-retirement obligations. Key assumptions include discount rates, rates of return on plan assets, asset allocations and rates of future compensation increases. Management develops its assumptions based on its experience and by reference to market related data. All assumptions are reviewed periodically and adjusted as necessary.

A one percentage point decrease in the assumed discount rate on primarily the U.S. and Brazilian Petros defined benefit pension plans would increase annual expense and the projected benefit obligation by $5.2 million and $73.5 million, respectively. A one percentage point increase or decrease in the long-term return assumptions on our defined benefit pension plan assets would increase or decrease annual pension expense by $5.7 million.

Income Taxes

We record valuation allowances to reduce our deferred tax assets to the amount that we are likely to realize. We consider projections of future taxable income and prudent tax planning strategies to assess the need for and the size of the valuation allowances. If we determine that we can realize a deferred tax asset in excess of our net recorded amount, we decrease the valuation allowance, thereby increasing net income. Conversely, if we determine that we are unable to realize all or part of our net deferred tax asset, we increase the valuation allowance, thereby decreasing net income.

Prior to recording a valuation allowance, our deferred tax assets were $1,458 million and $1,399 million at December 31, 2008 and 2007, respectively. However, we have recorded valuation allowances of $94 million and $33 million at December 31, 2008 and 2007, respectively, primarily representing the uncertainty regarding the recoverability of certain net operating loss carryforwards.

On January 1, 2007, we adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). We apply a more likely than not threshold to the recognition and de-recognition of tax benefits. The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. We recognize potential liabilities and record tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether it is more likely than not additional taxes will be due. We adjust these liabilities in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. If our estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when we determined the liabilities are no longer necessary. At December 31, 2008 and 2007, we had recorded tax liabilities of $138 million and $197 million, respectively, in our consolidated balance sheet.

Recent Accounting Pronouncements

Adoption of New Accounting Pronouncements—In October 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) No. FAS 157-3, Determining Fair Value of a Financial Asset in a Market That Is Not Active (FSP No. FAS 157-3). FSP No. FAS 157-3 clarifies the application of Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, in a market that is not active and provides guidance to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP No. FAS 157-3 is effective upon issuance, including reporting for prior periods for which financial statements have not been issued.  Our adoption of FSP No. FAS 157-3 as of December 31, 2008 did not have a material impact on our consolidated financial statements.

In 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 defines fair value, provides enhanced guidance for using fair value to measure assets and liabilities under current U.S. GAAP standards and expands the disclosure of the methods used and the effect of fair value measurements on earnings. SFAS No. 157 applies whenever other U.S. GAAP standards require (or permit) assets or liabilities to be measured at fair value. SFAS No. 157 does not expand the use of fair value in any new circumstances. SFAS No. 157 became effective for us on January 1, 2008.

In February 2008, the FASB issued FASB Staff Position FAS 157-1, Application of SFAS No. 157 to SFAS No. 13 and Its Related Interpretative Accounting Pronouncements that Address Leasing Transactions (FSP FAS 157-1) and FASB Staff Position FAS 157-2, Effective Date of SFAS No. 157 (FSP FAS 157-2). FSP FAS 157-1 excludes SFAS No. 13, Accounting for Leases, and its related interpretive accounting pronouncements that address leasing transactions, with the exception of fair value measurements of assets and liabilities recorded as a result of a lease transaction but measured pursuant to other pronouncements within the scope of SFAS No. 157. FSP FAS 157-2 delays the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). FSP FAS 157-1 and FSP FAS 157-2 became effective for us upon adoption of SFAS No. 157 on January 1, 2008, however, with respect to the fair value measurements of all non-financial assets and non-financial liabilities under FSP FAS 157-2, we are evaluating the effect that this provision of FSP FAS 157-2 will have on our consolidated financial statements. See Note 13 of the notes to the consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159), which permits an entity to measure certain financial assets and financial liabilities at fair value. Pursuant to SFAS No. 159, entities that elect the fair value alternative will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value alternative may be elected on an instrument-by-instrument basis, with a few exceptions, as long as it is applied to the instrument in its entirety. The fair value alternative election is irrevocable, unless a new election date occurs. Assets and liabilities that are measured at fair value must be displayed on the face of the balance sheet. We have not elected to measure financial assets or liabilities at fair value which previously had not been recorded at fair value.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (SFAS No. 160). SFAS No. 160 amends Accounting Research Bulletin (ARB) No. 51 to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest on the face of the consolidated statement of income. Under SFAS No. 160, the accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation must be accounted for as equity transactions for the difference between the parent’s carrying value and the cash exchanged in the transaction. In addition, SFAS No. 160 also requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated (except in the case of a spin-off), and requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s ownership interest and the interests of the noncontrolling owners of a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. On January 1, 2009, we adopted SFAS No. 160.  Pursuant to SFAS No. 160 we are required to retrospectively apply the presentation and disclosure provisions of SFAS No. 160 to prior periods.  As such we have recast our historical audited consolidated financial statements to reflect the presentation and disclosure provisions of SFAS No. 160.

In September 2006, the FASB issued SFAS No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R) (SFAS No. 158). SFAS No. 158 amends SFAS No. 87, Employer’s Accounting for Pensions, SFAS No. 88, Employer’s Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, SFAS No. 106, Employer’s Accounting for Postretirement Benefits Other Than Pensions, and SFAS No. 132(R), Employer’s Disclosures about Pensions and Other Postretirement Benefits. SFAS No. 158 requires an entity which sponsors defined postretirement benefit plans to: (1) recognize in its statement of financial position the funded status of a defined benefit postretirement plan, (2) measure a defined benefit postretirement plan’s assets and obligations that determine its funded status as of the end of the employer’s fiscal year, and (3) recognize changes in the funded status of a defined benefit postretirement plan in comprehensive income in the year in which the changes occur. On December 31, 2006, we adopted the recognition and disclosure provisions of SFAS No. 158. The effect of adopting SFAS No. 158 on our financial condition at December 31, 2006 has been included in our consolidated financial statements.

The requirement to measure defined benefit postretirement plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position was effective for fiscal year end December 31, 2008 (see Note 17 of the notes to the consolidated financial statements for further discussion on the effect of adopting SFAS No. 158 on our consolidated financial statements).

New Accounting Pronouncements—In December 2008, the FASB issued FASB Staff Position (FSP) No. FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets, (FSP No. FAS 132(R)-1). FSP No. FAS 132(R)-1 requires additional disclosures about assets held in an employer’s defined benefit pension or other postretirement plan. FSP No. FAS 132(R)-1 replaces the requirement to disclose the percentage of the fair value of total plan assets with the requirement to disclose the fair value of each major asset category. In addition, FSP No. FAS 132(R)-1, amends SFAS No. 132(R) to require disclosure of the level within the fair value hierarchy (i.e. Level 1, Level 2 and Level 3, in which each major category of plan assets falls, using the guidance in SFAS No. 157, Fair Value Measurements, as well as to require reconciliation of the beginning and ending balances of plan assets with fair values measured using significant unobservable inputs (Level 3), separately presenting changes during the period attributable actual return on plan assets, purchases, sales and settlements (net) and transfers in and out of Level 3. FSP No. FAS 132(R)-1 is effective for fiscal year ending after December 15, 2009. The adoption of FSP No. FAS 132(R)-1 will require expanded disclosure in the notes to our consolidated financial statements, but will not impact our financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, Disclosures About Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (SFAS No. 161), which amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, by expanding the disclosure requirements. The disclosure provisions of SFAS No. 161 apply to all entities with derivative instruments subject to SFAS No. 133 and also apply to related hedged items and other instruments that are designated and qualify as hedging instruments. SFAS No. 161 requires an entity to disclose how and why it uses derivative instruments; how derivative instruments and related hedged items are accounted for under SFAS No. 133; and how derivative instruments and related hedged items affect the entity’s financial position, financial performance, and cash flows. Entities are required to provide tabular disclosures of the location, by line item, of amounts of gains and losses reported in the statement of income. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early adoption permitted. The adoption of this standard will require expanded disclosure in the notes to our consolidated financial statements but will not impact our financial position, results of operations or cash flows.

In April 2008, the FASB issued FASB Staff Position (FSP) No. FAS 142-3, Determination of the Useful Life of Intangible Assets, (FSP No. FAS 142-3). FSP No. FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. We are currently evaluating the impact, if any, that FSP No. FAS 142-3 will have on our consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS No. 162). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP (the GAAP hierarchy). SFAS No. 162 makes the GAAP hierarchy explicitly and directly applicable to preparers of financial statements, a step that recognizes preparers’ responsibilities for selecting the accounting principles for their financial statements, and sets the stage for making the framework of the FASB Concept Statements fully authoritative. The effective date for SFAS No. 162 is 60 days following the SEC’s approval of the Public Company Accounting Oversight Board’s related amendments to remove the GAAP hierarchy from auditing standards, where it has resided for some time. The SEC approval date was November 15, 2008. Our adoption of SFAS No. 162 in January 2009 did not have a material impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS No. 141(R)). SFAS No. 141(R) seeks to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. SFAS No. 141(R) requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This Statement also requires the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values. SFAS No. 141(R) requires an acquirer to recognize adjustments made during the measurement period to the acquired assets and liabilities as if they had occurred on the acquisition date and revise prior period financial statement in subsequent filings for changes. In addition, SFAS No. 141(R) requires that all acquisition related costs be expensed as incurred, rather than capitalized as part of the purchase price and those restructuring costs that an acquirer expected but was not obligated to incur to be recognized separately from the business combination. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We will adopt SFAS No. 141(R) on January 1, 2009 prospectively.